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                                        Filed Pursuant to Rule 424(b)(3)
                                        REGISTRATION NO. 333-22153


                 PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 29, 1997
            TO THE PROSPECTUS DATED APRIL 11, 1997 OF IMMUNOGEN, INC.


        This Prospectus Supplement No. 1 amends the information in the section entitled "Selling Stockholders" in the Prospectus dated April 11, 1997. Brown Simpson, LLC ("Brown Simpson") has entered into an agreement with OTA Limited Partnership ("OTA") whereby all 62,500 of the warrants to purchase ImmunoGen, Inc. Common Stock, $.01 par value per share ("Common Stock"), owned by Brown Simpson have been transferred to OTA. In order to reflect OTA as a potential Selling Stockholder hereunder, and assuming for such purposes that the warrants to purchase all 62,500 shares are exercised, the Selling Stockholder table is amended by deleting the information as to Brown Simpson as Selling Stockholder with respect to 62,500 shares of Common Stock and substituting therefor the following information:


                         Shares Owned                           Shares Owned
                      Prior to Offering(1)                    After Offering(2)
                      --------------------  Number of Shares  -----------------
Selling Stockholder  Number     Percent(2)   Being Offered    Number    Percent
-------------------  ------     -----------  -------------    ------    -------
OTA                                 *            62,500         0          --


----------
* Less than 1%.

(1) Based on 19,710,289 shares of Common Stock outstanding on May 27, 1997 and consists of warrants to purchase 120,000 shares of Common Stock.

(2) Assumes the sale of all shares offered hereby to unaffiliated third parties.


This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated April 11, 1997.


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